UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 13, 2007

Vail Resorts, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-9614	51-0291762
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

390 Interlocken Crescent, Suite 1000, Broomfield, Colorado		80021
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:		(303) 404-1800

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act
[ ] Soliciting materials pursuant to Rule 14a-12 under the Exchange Act
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01.  Entry into a Material Definitive Agreement.

On March 13, 2007, The Vail Corporation (“Vail Corp.”), a wholly-owned subsidiary of Vail Resorts, Inc. (the “Company”), entered into an amendment (the “Third Amendment”) of its existing Fourth Amended and Restated Credit Agreement (the “Credit Agreement”) among Vail Corp., Bank of America, N.A. as administrative agent, U.S. Bank National Association and Wells Fargo Bank, National Association as co-syndication agents, Deutsche Bank Trust Company Americas and LaSalle Bank National Association as co-documentation agents, and the lenders party thereto.

The Third Amendment amends the Credit Agreement to, among other things, (a) decrease the total loan commitment from $400 million to $300 million, (b) improve pricing, including unused commitment fees and letter of credit fees and improve flexibility in the Company’s ability to make investments, (c) extend the maturity date from January 28, 2010 to February 1, 2012, and (d) eliminate certain covenant ratios and change, for pricing and covenant purposes, the gross debt leverage ratio to a net debt ratio. In addition, the Third Amendment completed a number of administrative matters including releasing the lien on shares of a subsidiary company, providing guarantees from certain newly formed subsidiary companies, and waiving the failure to provide notice within 30 days of the formation of certain “unrestricted subsidiaries” as required under the Credit Agreement.

On March 19, 2007, The Chalets at The Lodge at Vail, LLC (the “Chalets”), a wholly-owned subsidiary of the Company, entered into a construction loan agreement (the “Construction Loan Agreement”) in the amount of up to $123 million with Wells Fargo Bank, National Association as administrative agent, book manager, and joint lead arranger, U.S. Bank National Association as joint lead arranger and syndication agent, and the lenders party thereto. Borrowings under the Construction Loan Agreement are non-revolving and must be used for the payment of certain costs associated with the construction and development of The Lodge at Vail Chalets, a residential development consisting of 13 luxury condominium units, as well as the associated private membership club, skier services building and parking structure.

The Construction Loan Agreement matures on September 1, 2009, and principal payments are due at maturity, with certain pre-payment requirements, including upon the closing of the condominium units. The Chalets has the option to extend the term of the Construction Loan Agreement for six months, subject to certain requirements. Borrowings under the Construction Loan Agreement bear interest annually at the Chalets’ option at the rate of (i) LIBOR plus a margin of 1.35% or (ii) the greater of the (a) administrative agent’s prime commercial lending rate or (b) the Federal Funds Rate in effect on that day as announced by the Federal Reserve Bank of New York, plus 0.5%. Interest is payable monthly in arrears.

The Construction Loan Agreement provides for affirmative and negative covenants that restrict, among other things, the Chalets’ ability to dispose of assets, transfer or pledge its equity interest, incur indebtedness and make investments or distributions. The Construction Loan Agreement contains non-recourse provisions to the Company with respect to repayment, whereby under event of default, the lenders have recourse only against the Chalets’ assets and as provided for below the lenders do not have recourse against assets held by the Company or Vail Corp. All assets of the Chalets are provided as collateral under the Construction Loan Agreement.

In connection with the Construction Loan Agreement, the Company and Vail Corp. each entered into completion guarantees, pursuant to which each of the Company and Vail Corp. guarantees the completion of the construction of the project (but not the repayment of any amounts drawn under the Construction Loan Agreement). However, Vail Corp. could be responsible to pay damages to the lenders under very limited circumstances. If either the Company or Vail Corp. is required to perform the Chalets’ obligation to complete the project, the lenders will make available to the Company or Vail Corp. any undisbursed commitments under the Construction Loan Agreement for the completion of construction and development of The Lodge at Vail Chalets.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 relating to the Construction Loan Agreement is incorporated into this Item 2.03 by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 19, 2007		Vail Resorts, Inc.

	By:	/s/ Jeffrey W. Jones
Jeffrey W. Jones
Senior Executive Vice President and Chief Financial Officer